EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lee Enterprises, Incorporated

We consent to the incorporation by reference in the Registration Statements (No. 333-06435, No. 333-105219, No. 333-132767, No. 333-132768 and Post-Effective Amendment No. 1 to 333-132768) on Form S-8 of Lee Enterprises, Incorporated (the Company) of our report dated December 11, 2009, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated and subsidiaries as of September 27, 2009 and September 28, 2008, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the 52-week periods then ended, which report appears in the September 27, 2009 annual report on Form 10-K of Lee Enterprises, Incorporated.

Our report states that effective September 27, 2009, the Company changed the measurement date of its pension and postretirement obligations to the date of the fiscal year-end balance sheet in accordance with ASC Topic 715, Retirement Plans, and effective October 1, 2007, changed its method of accounting for uncertain tax positions in accordance with ASC Topic 740, Income Taxes.

/s/ KPMG LLP

Chicago, Illinois

December 11, 2009